EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1999 Employee Stock Purchase Plan, as amended of our reports dated August 27, 2008, with respect to the consolidated financial statements and schedule of Lam Research Corporation included in its Annual Report (Form 10-K) for the year ended June 29, 2008, and the effectiveness of internal control over financial reporting of Lam Research Corporation, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California
December 15, 2008